CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Fidelity Covington Street Trust of our report dated October 13, 2025, relating to the financial statements and financial highlights of Fidelity Enhanced High Yield ETF and Fidelity Preferred Securities & Income ETF; of our report dated October 15, 2025, relating to the financial statements and financial highlights of Fidelity Sustainable High Yield ETF, which appear in Fidelity Covington Street Trust’s Certified Shareholder Report on Form N-CSR for the year ended August 31, 2025. We also consent to the references to us under the headings: “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

December 19, 2025